Press Release	Source: Advantage Capital Development Corp.

Advantage Capital Development Corp. Portfolio Company Signs Letter of Intent to Merge With California-Based Public Entity

Company Increases Stake in Global IT Holdings

MIAMI, April 12, 2005- Advantage Capital Development Corp. (OTC Pink Sheets: AVCP) announced today that one of its portfolio companies, Global IT Holdings Inc., has signed a letter of intent to merge with High Road International, Inc. (OTC Pink Sheets: HRDI). Upon completion of the transaction, Global IT Holding Inc. will own 85 percent of all of the fully diluted shares of High Road, a Nevada corporation based in California.

“We believe that the merger of Global IT Holdings and High Road clearly validates our business model,” said Jeffrey Sternberg, president and CEO of Advantage Capital Development Corp. “Our goal as a business development company is to identify specific small and emerging companies that need capital to grow to realize their full potential while creating value for our shareholders. As a stand alone public entity, Global IT Holdings will be able to avail itself of various resources to aggressively pursue its tactical approach to become a significant player in the burgeoning IT staffing industry.”

Global IT Holdings Inc. is a New York-based holding company created to acquire targeted IT staffing firms. The Company’s current holdings include Platinum IT Consulting and its associated company, Parker Clark Data Processing. These two companies, which have served the New York and New Jersey Markets for 25 years, have combined annual revenues in excess of $5 million.

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. For the past three decades the industry has grown at a rate of 10 percent a year. Ninety percent of U.S. companies use temporary staffing services.

Sternberg also said his company has increased its ownership in Global IT Holdings from 15 to 22 ½ percent.

High Road International has been involved in technology and service related entities. Upon completion of the merger, the new public entity will be named Global IT Holdings and its focus will be a pure-play IT staffing company.

Advantage Capital recently announced it had converted a $1 million convertible note with Cornell Capital Partners into shares of the Company’s preferred stock. The Company also reported that another institutional fund, Montgomery Equity Partners LP, has purchased $475,000 of the same preferred stock. The resultant transactions virtually eliminated all of the company’s debt, while the Company’s tangible net worth now exceeds $2 million.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward- looking statements with respect to events, the occurrence of which involve risks and uncertainties.

These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Source: Advantage Capital Development Corp.

For more information:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711

pnasca@pnapr.com